                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), dated as of
January 24, 2005, is entered into between Jarden Corporation, a Delaware corporation (the "Company") and James E. Lillie, (the "Employee").

                                   WITNESSETH:

     WHEREAS, the Company and the Employee are parties to an Employment
Agreement entered into as of August 4, 2003 (the "Employment Agreement"); and

     WHEREAS, the Company desires to continue to employ Employee as Chief
Operating Officer of the Company on the terms and conditions hereinafter set forth; and

     WHEREAS, Executive is willing to continue to be employed as Chief Operating
Officer of the Company on such terms and conditions; and

     WHEREAS, prior to the Company entering into that certain Stock Purchase
Agreement dated as of September 19, 2004 (the "AHI Purchase Agreement") with
American Household, Inc. ("AHI") and the Purchase Agreement ("Warburg Purchase
Agreement") dated as of September 19, 2004 with Warburg Pincus, the members of the Compensation Committee considered potential future compensation for senior executives provided that the AHI transaction closed and retained independent consultants to assist with this review; whereupon, based on the results of its review and conditioned on several factors including (i) full Board approval,
(ii) the closing of the acquisition of AHI, and (iii) the Compensation Committee finalizing discussions on the proposals with its independent consultants, the
Compensation Committee thereafter concluded that it would recommend that the
Board adopt the compensation arrangements in this Amended and Restated Agreement including the increase in salary and award of Restricted Stock (as defined below) generally having vesting as follows: (i) 50% vesting when the Company's stock price equals or exceeds 156.25% of the $32 stock price set for the Warburg
Pincus Series B Preferred Stock conversion price ("Preferred Conversion Price"), and (ii) the remaining Restricted Stock vesting when the Company's stock price equals or exceeds 200% of the Preferred Conversion Price. The Preferred
Conversion Price was agreed by the Board at its September 14, 2004 Board meeting to be a slight premium to the average closing price of the Company's stock during the prior thirteen days of September; and

     WHEREAS, the Compensation Committee of the Company's Board of Directors and
the Company's Board of Directors, at meetings duly called and held, have each authorized and approved the execution and delivery of this Agreement by the
Company; and

     WHEREAS, the Company and Employee desire to enter into this Agreement which shall be deemed to amend, restate and replace the Employment Agreement between the Company and Executive dated as of August 4, 2003.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee hereby agree as follows:

     1. Employment. The Company hereby employs the Employee as Chief Operating
Officer of the Company, and the Employee accepts such employment, upon the terms and subject to the conditions set forth in this Agreement. Notwithstanding the foregoing, it is understood and agreed that the Employee from time to time may
(a) be appointed to additional offices or to different offices than those set forth above provided they are within a fifty mile radius of the current Rye, New
York, location, (b) perform such duties other than those set forth above, and/or
(c) relinquish one or more of such offices or other duties, as may be mutually agreed by and between the Company and the Employee; and, that no such action shall be deemed or construed to otherwise amend or modify any of the remaining terms or conditions of this Agreement.

     2. Term. The term of this Agreement shall be two (2) years, commencing on the date hereof and ending on the second anniversary of such date (the "Initial
Term"), subject to earlier termination pursuant to the provisions of Section 10.
The employment of the Employee shall automatically continue hereunder following the Initial Term for the successive one (1) year periods (the "Renewal Terms")
unless the Company or the Employee gives written notice to the other at least
(90) ninety days prior to the end of the Initial Term. Subsequent to the Initial
Term, the employment of the Employee hereunder may be terminated at the end of any Renewal Term by delivery by either the Employee or the Company of a written notice to the other part at least (90) ninety days prior to the end of any
Renewal Term.

     3. Duties. During the term of this Agreement, the Employee shall, subject to the provisions of Section 1 above, serve as Chief Operating Officer of the
Company and shall perform all duties commensurate with his position that may be assigned to him by the Chief Executive Officer of the Company and/or by the
Board of Directors of the Company consistent with such position. The Employee shall devote substantially all of his time and energies to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company as necessary to diligently and competently perform the duties of his position.

     4. Compensation and Benefits.Commencing as of January 1, 2005 and during the term of this Agreement, the Company shall pay to the Employee, and the
Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee's observance and performance of all of the provisions hereof, a salary of $600,000 per year (the "Base
Compensation"). The Base Compensation shall be reviewed annually and shall be increased by a minimum of the Consumer Price Index. In addition, the Employee shall be eligible for a bonus package based on performance. The decision as to whether to pay the Employee a bonus, as well as the amounts and terms of any such bonus package, shall be determined by the Compensation Committee of the
Board of Directors as part of its annual budget review

process. The bonus program shall give the Employee the opportunity to earn up to
50% of Base Compensation each year for achieving the Company's EBITDA and earnings per share budget and up to 100% of Base Compensation for achieving
EBITDA 10% higher than budget and EPS 10% higher than budget. Each will be given a 50% percent weight in the bonus calculation. In addition, the Employee will be eligible to be awarded a discretionary bonus of up to 50% of Base Compensation for services specifically performed relating to exceptional performance related to other corporate activity undertaken by the Company in any year (the
"Discretionary Bonus"). Any Discretionary Bonus shall be determined in the sole discretion of either the Board of Directors or its Compensation Committee, but
must be approved by the Warburg Pincus designated director in the case of any award in respect of calendar 2005 and 2006.

The Employee's salary shall be payable in accordance with the normal payroll practices of the Company and shall be subject to withholding for applicable taxes and other amounts. During the term of this Agreement, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, such medical, insurance, and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. The
Company retains the rights to terminate or alter any such plans or policies from time to time. The Employee shall also be immediately entitled to four weeks of vacations as well as sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for personnel with commensurate duties. The company will purchase a term life insurance policy, or other similar insurance vehicle, for the benefit of the employee in the amount of one million dollars.

In addition to any restricted shares previously issued under the Employment
Agreement or evidenced by the restricted stock grant agreement dated August 5,
2004, upon the AHI Acquisition Closing (as defined below), Executive shall be entitled to receive a grant of 145,000 shares of restricted stock (the
"Restricted Stock") under the Company's 2003 Stock Incentive Plan (the "Plan")
or such other similar stock plan that the Company may have in place. The Company shall use its commercially reasonable efforts to obtain stockholder approval for a new equity compensation plan or an amendment to the 2003 Plan to provide the
Company with sufficient availability to grant such Restricted Stock. Promptly after stockholder approval of such new plan or the amended 2003 Plan, the
Company shall grant Executive the Restricted Stock. In the event that the
Company does not have a stock incentive plan in place on or prior to December
31, 2005 with enough shares to be granted to the Executive, the Company shall grant to the Executive such number of shares of Restricted Stock that are available under the Company's stock incentive plans, and in lieu of any shares of Restricted Stock not granted (the "Remaining Stock"), Executive shall receive a mutually acceptable compensation package having a value equivalent to the value of the shares of Remaining Stock not issued to the Executive as determined in good faith by the Compensation Committee or Board of Directors, as the case may be.

The restrictions on the award shall lapse as follows: (i) 50% on the date that the stock price of the common stock of the Company equals or exceeds fifty dollars ($50.00) for ten (10) consecutive trading days (measured on a VWAP basis) prior to the third anniversary of the restricted stock grant, (ii) 100%
on the date that the stock price of the common stock of the Company equals or exceeds sixty-four dollars ($64.00) for ten (10) consecutive trading days
(measured on a VWAP basis) prior to the fifth anniversary of the restricted stock grant or (iii) the date there is a Change of Control (as defined in the
Plan) of the Company and either (a) the Company's stock price is higher than $32 per share at the time of the Change of Control or (b) the Board of Directors approves, in its sole discretion, such vesting. If the Employee is either fired by the Company or leaves voluntarily, Employee will surrender all unvested
Restricted Stock issuable pursuant to this paragraph. The number of shares granted and the target share price shall be adjusted for changes in the common stock as outlined in Section 18.1 of the Plan or as otherwise mutually agreed in writing between the parties. The terms of the Restricted Stock granted hereunder shall each be set forth in a Restricted Stock Award Agreement.

     5. Reimbursement of Business Expenses. During the term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation satisfactory to the Company and in specific accordance with such guidelines as may be established from time to time by the Company, the Employee shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Employee on behalf of the Employer in connection with the performance of services under this Agreement.

     6. Representation of Employee. Except as set forth in Paragraph 3 hereof, the Employee represents and warrants that that he is not party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment containing confidentiality or non compete covenants, which in the future may have a possibility of adversely affecting the business of the Company or the performance by the
Employee of his material duties under this Agreement.

     7. Confidentiality. (For purposes of this Section 7, all references to the
Company shall be deemed to include the Company's subsidiary corporations.)

         (a) Confidential Information. The Employee acknowledges that he will have knowledge of, and access to, proprietary and confidential information of the Company, including, without limitation, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, financial and marketing information and the identity of customers and suppliers
(collectively, the "Confidential Information"), and that such information, even though it may be contributed, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, the Employee shall not, either during or subsequent to the term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the
Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company, and except for such information which is or becomes of general public knowledge from authorized sources other than the Employee. The Employee acknowledges that the Company would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company.

         (b) Return of Confidential Information. Upon the termination of
Employee's employment with the Company, the Employee shall promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials relating to the Company's business.

     8. Noncompetition. (For purposes of this Section 8, all references to the
Company shall be deemed to include the Company's subsidiary corporations).
During the term set forth below, the Employee will not utilize his special knowledge of the business of the Company and his relationships with customers and suppliers of the Company to compete with the Company. During the term of this Agreement and for a period of twelve (12) months after the expiration or termination of this Agreement, the Employee shall not engage, directly or indirectly or have an interest, directly or indirectly, anywhere in the United
States of America or any other geographic area where the Company does business or in which its products are marketed, alone or in association with others, as principal, officer, agent, employee, capital, lending of money or property, rendering of services or otherwise, in any business directly competitive with or similar to that engaged in by the Company (it being understood hereby, that the ownership by the Employee of 2% or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 8).
During the same period, the Employee shall not, and shall not permit any of his employees, agents or others under his control to, directly or indirectly, on behalf of himself or any other person, (i) call upon, accept business from, or solicit the business of any person who is, or who had been at any time during the preceding two years, a customer of the Company or any successor to the business of the Company, or otherwise divert or attempt to divert any business from the Company or any such successor, or (ii) directly or indirectly recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company or any successor to the business of the Company to terminate his or her employment or other relationship with the Company or such successor.

     9. Remedies. The restrictions set forth in Section 7 and 8 are considered by the parties to be fair and reasonable. The Employee acknowledges that the
Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breech of the provisions of Section 7 or 8.
Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to seek injunctive and other equitable relief to secure the enforcement of these provisions. If any provisions of Sections 7, 8 or 9 relating to the

time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, shall be provisions of Section 7, 8 or 9 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

     10. Termination. This Agreement may be terminated prior to the expiration of the term set forth in Section 2 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 10.

         (a) Death. This Agreement will terminate immediately and automatically upon the death of the Employee.

         (b) Disability. This Agreement may be terminated at the Company's option, immediately upon written notice to the Employee, if the Employee shall suffer a permanent disability. For the purpose of this Agreement, the term
"permanent disability" shall mean the Employee's inability to perform his duties under this Agreement for a period of 120 consecutive days or for an aggregate of
180 days, whether or not consecutive, in any twelve month period, due to illness, accident or any other physical or mental incapacity, as reasonably determined by the Board of Directors of the Company. In the event of termination for disability, the Employee will also be entitled to receive medical benefits generally available to other disabled employees of the Company.

         (c) Cause. This Agreement may be terminated at the Company's option, immediately upon written notice to the Employee, upon: (i) breach by the
Employee of any material provision of this Agreement not cured within ten (10)
days after written notice of such breach is given by the Company to the
Employee; (ii) gross negligence or willful misconduct of the Employee in connection with the performance of his duties under this Agreement, or
Employee's willful refusal to perform any of his duties or responsibilities required pursuant to this Agreement; or (iii) fraud, criminal conduct or embezzlement by the Employee.

         (d) Without Cause. This Agreement may be terminated pursuant to the terms of Section 2 or on thirty (30) days written notice (the thirtieth day following such notice being herein sometimes called the "Termination Date") by the Company without cause, subject to the following provision.

         If the Employee's employment is terminated by the Company without
Cause, or upon Disability, the Employee shall receive an amount (the "Severance
Amount") equal to the sum of the following: (i) eighteen months Base
Compensation; plus (ii) continuation of health insurance and other benefits for eighteen months at the expense of Company. If the Employee has completed at least six months of service in

addition to the above he will also receive: (i) eighteen months target bonus which Employee would have been entitled to receive for achieving budget for the year in which Employee's employment was terminated; (ii) plus full vesting of any outstanding stock options and the lapsing of any restrictions over any restricted shares owned by the Employee.

         The cash portion of the Severance Amount shall be paid to the Employee as promptly as practicable after the date of Termination and in no event later than ten (10) days after termination.

         Payment of the Severance Amount shall be in lieu of all other financial obligations of the Company to the Employee and all other benefits in this
Agreement shall cease as of the date of termination. The Employee shall have no obligation to seek other employment or otherwise mitigate damages hereunder. For the avoidance of doubt, it is understood that the Company will pay all amounts owed to Employee prior to the date of termination, including incentive compensation earned up through the date of termination in the same manner as all other plan participants. Notwithstanding anything in the incentive compensation plan, Employee need not be employed at the date the incentive payments are made to be eligible for this payment. The employee and the company shall enter into a mutual release of claims against one another following the termination of employment.

     11. Miscellaneous.

         (a) Survival. The provisions of Sections 7, 8 and 9 shall survive the termination of this Agreement.

         (b) Entire Agreement.This Agreement sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

         (c) Modification. This Agreement may not be modified or terminated orally; and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that the
Employee's compensation may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

         (d) Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement, not to preclude such party from taking any other action at any time which it would legally be entitled to take.

         (e) Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party.

         (f) Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United
States post office enclosed in a registered or certified postage prepaid envelope and addressed to the recipient's address set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

              To the Company:       Jarden Corporation
                                    Suite B-302
                                    555 Theodore Fremd Avenue
                                    Rye, New York 10580
                                    Attention:  Chief Executive Officer

              To the Employee:      Mr. James E. Lillie
                                    49 Powder Horn Hill Road
                                    Wilton, CT  06897

         (g) Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

         (h) Jurisdiction; Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York. Any breach of any provision of this Agreement shall be deemed to be a breach occurring in the
State of New York and the parties irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York or the Federal Courts having concurrent geographic jurisdiction, for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement.

         (i) Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof.

         (j) Effectiveness. This Agreement shall become effective and in full force and effect upon the closing of the Company's acquisition of the capital stock of AHI pursuant to the terms of the AHI Purchase Agreement.

         IN WITNESS WHEREOF, each of the parties hereto have duly executed this
Agreement as of the date set forth above.

                                        JARDEN CORPORATION

                                        By:   /s/ Martin E. Franklin
                                              ----------------------------------

                                        Its:  Chairman and CEO
                                              ----------------------------------

                                        /s/ James E. Lillie
                                        ----------------------------------------
                                        James E. Lillie